N E W S B U L L E T I N FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2016 Fourth Quarter and Full Year Financial Results

Record FY16 financial results underpin significant progress in advancing strategic initiatives

IRVINE, CA, April 19, 2016 -- CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fourth quarter and full year ended February 29, 2016. Highlights include:

●	Fourth quarter revenue of $70.8 million, in-line with the Company’s previously announced preliminary results
●	Record fourth quarter Adjusted EBITDA of $13.7 million, up 11% year-over-year, and record Adjusted EBITDA margin of 19.3%
●	Record fourth quarter Adjusted Basis net income of $11.7 million, or $0.32 per diluted share
●	Full year consolidated revenue up 12% year-over-year to $281 million
●	Full year Adjusted EBITDA up 28% to $49 million and Adjusted EBITDA margin of 17.5%
●	Full year Adjusted Basis net income up 21% to $42.4 million, or $1.15 per diluted share
●	Full year net cash provided by operations of $47.4 million, up 65% year-over-year
●	Completion of the acquisition of LoJack Corporation (LoJack) subsequent to year-end

Commenting on the Company’s fiscal 2016 highlights, Michael Burdiek, CalAmp's President and Chief Executive Officer, said, “Fiscal 2016 was another exceptional year with accelerated top line growth, margin expansion and record cash flow, coupled with the achievement of several strategic milestones positioning CalAmp for sustained, profitable growth. Consolidated revenues increased 12% year-over-year to $281 million, with yet another year of above market-rate growth for our Wireless Datacom segment, driven partly by shipments to our key heavy equipment OEM customer that nearly doubled compared to the prior year.”

Mr. Burdiek continued, “In addition to our strong operating results in fiscal 2016, we are extremely pleased with the progress we have achieved over the past year in advancing our strategic initiatives as a pioneer in the connected vehicle telematics space. Subsequent to the end of the fiscal year, we completed the acquisition of LoJack, a leader in aftermarket vehicle theft recovery systems offered through auto dealer channels. We believe that LoJack’s world-renowned brand and channel relationships will create significant new opportunities for growth. Earlier in fiscal 2016, we also acquired Crashboxx and made a seed investment in the SmartDriverClub, two early stage technology companies that augment CalAmp’s state-of-the-art capabilities for the commercialization of a broad range of novel connected vehicle services. We also recently changed our primary corporate headquarters location from Oxnard to Irvine, California in order to more appropriately reflect our prominent Southern California technology pedigree. Overall, CalAmp enjoyed a highly productive and transformative year in fiscal 2016.”

CalAmp Reports Fiscal 2016 Fourth Quarter and Full Year Results
April 19, 2016

Fiscal 2016 Fourth Quarter Results
Total revenue for the fiscal 2016 fourth quarter was $70.8 million compared to $69.2 million for the fourth quarter of fiscal 2015. Wireless Datacom revenue was $58.9 million compared to $60.5 million in the same period last year, while Satellite revenue increased to $11.9 million from $8.7 million in the fourth quarter last year.

Consolidated gross profit for the fiscal 2016 fourth quarter was $27.6 million, an increase of $3.0 million over the same quarter last year, primarily attributable to favorable changes in both the Wireless Datacom and Satellite product mix. Consolidated gross margin was 38.9% in the fiscal 2016 fourth quarter, compared to 35.5% in the fourth quarter last year.

GAAP net income for the fiscal 2016 fourth quarter was $5.5 million, or $0.15 per diluted share, down from $6.5 million, or $0.18 per diluted share, in the comparable quarter last year. GAAP net income in the latest quarter includes charges of $2.9 million for the Omega patent infringement lawsuit and $2.0 million for transaction expenses associated with the LoJack acquisition.

The Company had an income tax benefit of $2.4 million in the fiscal 2016 fourth quarter attributable to the reversal of a portion of the deferred tax asset valuation allowance and the recognition of federal R&D tax credits due to congressional action in December 2015 to extend this tax program and make it permanent. As a result of these factors the Company’s GAAP-basis effective tax rate for the full year in fiscal 2016 was 20.5%. The Company’s pretax income is still largely sheltered from taxation by net operating loss and R&D tax credit carryforwards, and is expected to remain so for the next few years.

Adjusted Basis (non-GAAP) net income for the fiscal 2016 fourth quarter was $11.7 million, or $0.32 per diluted share, compared to Adjusted Basis net income of $11.6 million, or $0.32 per diluted share, for the fourth quarter last year. Adjusted Basis net income excludes the impact of intangibles amortization expense, stock-based compensation, acquisition and integration expenses, provisions for litigation-related awards, the gain on investment in LoJack securities, non-cash interest expense in the form of debt discount amortization and the non-operational equity in net loss of affiliate, and includes an income tax provision for cash taxes paid or payable for the period. A reconciliation of GAAP-basis pretax income to Adjusted Basis net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
At February 29, 2016, the Company had total cash and marketable securities of $228 million and total debt outstanding of $172.5 million, which is the face amount of the Company’s 1.625% convertible notes. Net cash provided by operating activities was $9.5 million during the fourth quarter and $47.4 million for fiscal 2016 as a whole. The unused borrowing capacity on CalAmp’s bank revolver at quarter-end was $15 million. Subsequent to fiscal year-end, the Company used approximately $109 million of its cash to complete the LoJack acquisition, net of cash acquired.

Subsequent Event
Subsequent to the end of fiscal 2016, EchoStar, the Company’s Direct Broadcast Satellite customer, notified CalAmp that it will discontinue purchasing products from CalAmp at the end of the current product demand forecast that extends through August 2016. EchoStar stated that its decision is due to a consolidation of its supplier base to better align with its future requirements and its reduced demand for the products that CalAmp currently supplies. As a result of EchoStar’s decision, CalAmp expects sales to this customer will cease at or around the end of the second quarter of fiscal 2017. In light of the fact that EchoStar accounts for essentially all of the revenue of the Satellite reporting segment, the Company expects that this portion of its operations will be discontinued during fiscal 2017. The Company does not believe that the loss of EchoStar as a customer will have a material adverse effect on its overall business.

CalAmp Reports Fiscal 2016 Fourth Quarter and Full Year Results
April 19, 2016

Business Outlook
In light of the expected treatment of the Company’s Satellite segment as a discontinued operation in fiscal 2017, this segment’s expected operating results are not included in the following financial outlook for revenue and Adjusted Basis net income. Also, because the valuation of intangible assets arising from the LoJack acquisition is not complete, the Company is not providing an estimate of GAAP-basis net income at this time.

Commenting on the Company’s business outlook, Mr. Burdiek said, “Looking at our fiscal 2017 first quarter, we expect to achieve consolidated revenue from continuing operations in the range of $77 to $85 million. We expect revenue from our key heavy equipment OEM customer to decline to a more normalized quarterly level of between $7 and $8 million. We also expect a $2 million sequential decline in first quarter revenue from our Solar OEM customer before an expected rebound through the balance of the year. Overall, we expect Wireless Datacom revenue to be substantially higher on a year-over-year basis due to organic growth and contributions from LoJack. At the bottom line, we expect first quarter Adjusted Basis net income from continuing operations in the range of $0.18 to $0.24 per diluted share with Adjusted EBITDA in the range of $10 to $13 million.”

Burdiek continued, “For fiscal 2017 as a whole, anticipating the discontinued operations treatment for the Satellite segment, we expect revenue from continuing operations to be in the range of $375 to $400 million with Adjusted Basis net income in the range of $1.15 to $1.35 per diluted share. For purposes of comparison, fiscal 2016 revenues excluding the Satellite segment were $241 million, and fiscal 2016 Adjusted Basis net income excluding the Satellite segment was $0.96 per diluted share. We also anticipate Adjusted EBITDA growth in fiscal 2017 of approximately 20% over the fiscal 2016 amount of $49 million.”

Burdiek concluded, “We are pleased with our fiscal 2016 accelerated revenue growth, margin expansion and record cash flow. We made significant progress over the past year, and going forward, CalAmp will be a pure-play pioneer in the connected vehicle and broader Industrial Internet of Things marketplace with a highly diversified – and global – customer base. Our global competitive position and the pipeline of growth initiatives have never been stronger, and we are positioned well for growth into the future.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss the fiscal 2016 fourth quarter and full year financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can listen in via webcast by visiting the Investor Relations section of CalAmp's website at www.calamp.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 30 days after the call. The conference call can also be accessed by dialing 877-407-0784 (+1-201-689-8560 for international callers) and using the Conference ID# 13631167. Following the call, an audio replay will also be available by calling 877-870-5176 or +1-858-384-5517 and entering the Conference ID# 13631167. The audio replay will be available through April 29, 2016.

CalAmp Reports Fiscal 2016 Fourth Quarter and Full Year Results
April 19, 2016

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including the outlook for our fiscal 2017 first quarter and full year operating results and the Company’s expectation that the LoJack acquisition will create new opportunities for growth. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including global economic conditions, competitive pressures and pricing declines, intellectual property infringement claims, higher than anticipated integration expenses associated with the LoJack acquisition, the possibility that the judge in the Omega patent infringement lawsuit could treble the jury’s $2.9 million award against the Company and/or grant an injunction, and other risks or uncertainties that are described in Part I, Item 1A of our Annual Report on Form 10-K for fiscal 2016 as filed today with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424)238-6249
(949) 600-5600	lasseg@addocommunications.com

CalAmp Reports Fiscal 2016 Fourth Quarter and Full Year Results
April 19, 2016

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(In thousands except per share amounts)

	Three Months Ended		Year Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
	/---------(Unaudited)----------/
Revenues	$70,807	$69,190	$280,719	$250,606

Cost of revenues	43,251	44,605	177,760	163,202

Gross profit	27,556	24,585	102,959	87,404

Operating expenses:
Research and development	5,122	4,868	19,803	19,854
Selling	6,060	5,182	23,380	20,442
General and administrative	10,180	4,049	25,065	15,578
Intangible asset amortization	1,664	1,638	6,626	6,590
	23,026	15,737	74,874	62,464
Operating income	4,530	8,848	28,085	24,940

Non-operating income (expense):
Investment income	1,448	96	1,871	224
Interest expense	(2,415)	(60)	(7,595)	(296)
Other income (expense)	3	(51)	(20)	(68)
	(964)	(15)	(5,744)	(140)
Income before income taxes and equity in net loss of affiliate	3,566	8,833	22,341	24,800
Income tax benefit (provision)	2,443	(2,317)	(4,572)	(8,292)
Income before equity in net loss of affiliate	6,009	6,516	17,769	16,508
Equity in net loss of affiliate	(503)	-	(829)	-
Net income	$5,506	$6,516	$16,940	$16,508

Earnings per share:
Basic	$0.15	$0.18	$0.46	$0.46
Diluted	$0.15	$0.18	$0.46	$0.45

Shares used in computing earnings per share:
Basic	36,607	35,930	36,448	35,784
Diluted	37,082	36,595	36,950	36,530

BUSINESS SEGMENT INFORMATION (In thousands)

	Three Months Ended		Year Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
	/---------(Unaudited)----------/
Revenues
Wireless DataCom	$58,900	$60,488	$241,387	$213,119
Satellite	11,907	8,702	39,332	37,487
Total revenues	$70,807	$69,190	$280,719	$250,606

Gross profit
Wireless DataCom	$23,874	$22,459	$91,976	$77,899
Satellite	3,682	2,126	10,983	9,505
Total gross profit	$27,556	$24,585	$102,959	$87,404

Operating income
Wireless DataCom	$5,112	$8,929	$28,148	$23,833
Satellite	2,453	947	6,417	5,017
Corporate expenses	(3,035)	(1,028)	(6,480)	(3,910)
Total operating income	$4,530	$8,848	$28,085	$24,940

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CalAmp Reports Fiscal 2016 Fourth Quarter and Full Year Results
April 19, 2016

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 29,	February 28,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$139,388	$34,184
Short-term marketable securities	88,718	10,177
Accounts receivable, net	49,432	47,917
Inventories	16,731	18,666
Prepaid expenses and other current assets	4,498	5,110
Total current assets	298,767	116,054

Property, equipment and improvements, net	11,225	10,525
Deferred income tax assets	30,213	34,822
Goodwill	16,508	15,483
Other intangible assets, net	17,010	22,596
Other assets	10,640	3,137

	$384,363	$202,617

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$24,938	$24,012
Accrued payroll and employee benefits	6,814	5,522
Deferred revenue	9,438	10,748
Other current liabilities	8,375	6,723

Total current liabilities	49,565	47,005

1.625% convertible senior unsecured notes	139,800	-
Other non-current liabilities	5,551	4,227

Stockholders' equity:
Common stock	367	362
Additional paid-in capital	229,159	207,881
Accumulated deficit	(39,853)	(56,793)
Accumulated other comprehensive loss	(226)	(65)

Total stockholders' equity	189,447	151,385

	$384,363	$202,617

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CalAmp Reports Fiscal 2016 Fourth Quarter and Full Year Results
April 19, 2016

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)

	Year Ended
	February 29,	February 28,
	2016	2015
Cash flows from operating activities:
Net income	$16,940	$16,508
Depreciation expense	3,582	2,796
Intangible assets amortization expense	6,626	6,590
Stock-based compensation expense	5,854	4,100
Amortization of convertible debt issue costs and discount	5,201	-
Deferred tax assets, net	4,122	7,927
Unrealized gain on investment in LoJack common stock	(1,416)	-
Equity in net loss of affiliate	829	-
Other	(66)	247
Changes in operating working capital	5,728	(9,523)

Net cash provided by operating activities	47,400	28,645

Cash flows from investing activities:
Purchases of marketable securities, net of redemptions	(78,541)	(1,159)
Capital expenditures	(4,317)	(7,437)
Acquisition of Crashboxx	(1,500)	-
Purchase of LoJack common stock	(4,050)	-
Purchase of equity investment in affiliate	(2,156)	-
Other	(110)	(55)

Net cash used in investing activities	(90,674)	(8,651)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	172,500	-
Payments of debt issuance costs	(5,291)	-
Purchase of convertible note hedges	(31,343)	-
Proceeds from issuance of warrants	15,991	-
Payment of acquisition-related note and contingent consideration	(2,037)	(2,673)
Taxes paid related to net share settlement of vested equity awards	(2,625)	(3,088)
Proceeds from exercise of stock options	1,283	718

Net cash provided (used) by financing activities	148,478	(5,043)

Net change in cash and cash equivalents	105,204	14,951

Cash and cash equivalents at beginning of period	34,184	19,233

Cash and cash equivalents at end of period	$139,388	$34,184

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CalAmp Reports Fiscal 2016 Fourth Quarter and Full Year Results
April 19, 2016

CAL AMP CORP.
RECONCILIATION OF NON-GAAP MEASURES TO GAAP
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis net income, Adjusted Basis net income per diluted share, Adjusted EBITDA (Earnings Before Investment Income, Interest Expense, Taxes, Depreciation, Amortization and Stock-Based Compensation), and Adjusted EBITDA Margin. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that the use of these non-GAAP measures facilitates the comparison of results of core business operations between its current and past periods. In addition to the reconciling adjustments shown in the tables below, equity in net loss of affiliate is treated as a non-GAAP adjustment because of its non-operational nature, but this item is not shown as an adjustment in the following tables because the starting point for these reconciliations is GAAP basis income before income taxes and equity in net loss of affiliate.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended		Year Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015

GAAP basis income before income taxes and equity in
net loss of affiliate	$3,566	$8,833	$22,341	$24,800

Intangible assets amortization expense	1,664	1,638	6,626	6,590
Stock-based compensation expense	1,643	1,176	5,854	4,100
Acquisition and integration expenses	1,980	-	1,980	-
Litigation provision	2,900	-	2,900	-
Unrealized gain on investment in LoJack common stock	(1,364)	-	(1,416)	-
Non-cash interest expense from amortization of debt discount	1,507	-	4,613	-
Pretax income (non-GAAP basis)	11,896	11,647	42,898	35,490

Income tax provision (non-GAAP basis) (a)	(155)	(86)	(499)	(328)
Adjusted Basis net income	$11,741	$11,561	$42,399	$35,162

Adjusted Basis net income per diluted share	$0.32	$0.32	$1.15	$0.96

Weighted average common shares outstanding
on diluted basis	37,082	36,595	36,950	36,530

(a)	The non-GAAP income tax provision represents cash taxes paid or payable for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.

The reconciliation of pretax income, the most directly comparable GAAP financial measure, to Adjusted EBITDA, and the calculation of Adjusted EBITDA Margin, are as follows (dollars in thousands):

	Three Months Ended		Year Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015

GAAP basis income before income taxes and equity in
net loss of affiliate	$3,566	$8,833	$22,341	$24,800
Investment income	(1,448)	(96)	(1,871)	(224)
Interest expense	2,415	60	7,595	296
Depreciation expense	974	753	3,582	2,796
Intangible assets amortization expense	1,664	1,638	6,626	6,590
Stock-based compensation expense	1,643	1,176	5,854	4,100
Acquisition and integration expenses	1,980	-	1,980	-
Litigation provision	2,900	-	2,900	-
Adjusted EBITDA	$13,694	$12,364	$49,007	$38,358

Revenue	$70,807	$69,190	$280,719	$250,606

EBITDA Margin	19.3%	17.9%	17.5%	15.3%

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